UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-12

ROCHDALE INVESTMENT TRUST

Payment of Filing Fee  (Check the appropriate box):

[X]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.)	Title of each class of securities to which transaction applies:

2.)	Aggregate number of securities to which transaction applies:

3.)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount which the filing fee is calculated and state how it was determined):

4.)	Proposed maximum aggregate value of transaction:

5.)	Total fee paid:

Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.)	Amount Previously Paid:

2.)	Form, Schedule or Registration Statement No.:

3.)	Filing Party:

4.)	Date Filed:

July 25, 2007

RE: Proxy Voting for the Pending Reorganization of the Rochdale Atlas Portfolio

Dear Client:

The Rochdale Atlas Portfolio (“Rochdale Atlas”) will hold a special meeting of shareholders on August 24, 2007, to seek shareholder approval of the reorganization of Rochdale Atlas into the Federated InterContinental Fund, a fund within the Federated Investors fund family.

As a shareholder of the Rochdale Atlas Portfolio, you are entitled to vote on the proposed reorganization of the Rochdale Atlas Portfolio into the Federated InterContinental Fund.  The proxy solicitation period runs from July 27 to August 24, 2007.

How do I vote my shares?

Based on your proxy voting authorization, you have authorized Rochdale Investment Management to receive and vote proxy solicitation materials regarding securities held in your Rochdale portfolio.  As part of that service to our clients, we will be voting on your behalf regarding the proposed reorganization of the Rochdale Atlas Portfolio.

As your fiduciary, Rochdale Investment Management has engaged the services of InCap Group, Inc., to perform due diligence on the proposed transaction and to provide an independent fairness opinion as to how the shares should be voted on this issue.  Their fairness-opinion fee is not dependent upon the successful completion of the transaction, enabling them to be an independent and effective part of the process in determining whether the transaction is in clients’ best interest.

Why is the reorganization being proposed?

The Board of Trustees of Rochdale Atlas believes that the proposed reorganization is in the best interests of the Rochdale Atlas fund and its shareholders.

ROCHDALE INVESTMENT MANAGEMENT
570 LEXINGTON AVENUE • NEW YORK, NEW YORK 10022-6837
TEL 800-245-9888 / 212-702-3500 • FAX 212-702-3535
WWW.ROCHDALE.COM

July 25, 2007

The independent trustees of Rochdale Investment Trust considered various factors in reviewing this proposal:

•
The Federated InterContinental Fund will have the same investment objective and a substantially similar strategy as Rochdale Atlas, and will continue to follow the innovative country selection model that Rochdale developed.

•	Federated’s global research capabilities will enable the fund to expand its industry and stock selection process.
•	It is expected that, after voluntary waivers, the Federated InterContinental Fund will have a lower expense ratio than that of Rochdale Atlas.
•	Audrey H. Kaplan and Geoffrey Pazzanese, portfolio managers of Rochdale Atlas, will move to Federated and continue to manage the fund.
•	Federated’s global trading, compliance, legal, and back office capabilities provide significant advantages when managing an international fund.

How will the reorganization affect my investment?

•	The investment objective of the fund will remain the same. The fund will continue to provide you with core international exposure.
•
The cash value of your investment will not change.  You will receive shares of Federated InterContinental Fund with a total dollar value equal to the total dollar value of the Rochdale Fund shares that you own at the time of the reorganization.

•	The reorganization is anticipated to be a tax-free transaction.
•	The fund will continue to remain in your portfolio and appear on your statements under the new name “Federated InterContinental Fund.”

How does this affect my overall portfolio?

You will continue to benefit from the Atlas investment strategy as part of your international allocation for as long as you remain invested.  Nothing in the management of your portfolio at Rochdale will change.  We will continue to provide you with comprehensive and intelligently personalized portfolio management.  You will continue to coordinate all activities with your Rochdale portfolio manager regarding the asset allocation and investment decisions of the total portfolio.  We will continue to hold the new Federated fund in clients’ portfolios as long as it is determined to be an appropriate part of their international allocation.

July 25, 2007

What action do I need to take?

It is our intention to make this transition as seamless as possible for you.  As you have provided us with proxy voting authorization, you do not need to do anything regarding this issue.

Whom do I call if I have questions?

Please contact your portfolio manager at 800-245-9888 (New York) or 800-585-9798 (San Francisco) if you would like to discuss the reorganization further or to vote independently on this issue prior to the shareholder meeting at 2:00 pm EST on August 24, 2007.

We are confident that the acquisition by Federated is in the best long-term interest of the Rochdale Atlas Portfolio shareholders.  We believe that the continuity of management and the investment process, combined with the substantial global resources of Federated, will enable fund shareholders to enjoy enhanced performance in their international allocation.

We deeply appreciate your longstanding support, and pledge to continue to earn your confidence in the years to come.

Regards,

/s/ Garrett D'Alessandro

Garrett R. D’Alessandro, CFA, AIF®
Chief Executive Officer & President

cc: Financial Advisor